EX-99.1

SHOE CARNIVAL REPORTS FIRST QUARTER FISCAL 2020 RESULTS

Provides Business Update on COVID-19

FOR IMMEDIATE RELEASE

Evansville, Indiana, May 20, 2020 - Shoe Carnival, Inc. (Nasdaq: SCVL) (the “Company”), a leading retailer of moderately priced footwear and accessories, today reported results for the first quarter ended May 2, 2020 and provided a business update on COVID-19.

First Quarter Highlights

•	Net sales were $147.5 million for the quarter
•	Net loss was $16.2 million, or a loss of $1.16 per diluted share, for the quarter
•

All stores closed effective March 19, 2020 as a result of the COVID-19 pandemic; between late- April and May 5, 2020, over 50 percent of stores re-opened in states that relaxed or cancelled stay-at-home orders

•	No employees were furloughed during the quarter
•	Comparable store sales increased 3.9 percent through March 12, 2020 prior to when the Company began experiencing the effects of COVID-19, but decreased 42.3 percent for the entirety of the quarter
•	E-commerce sales increased over 160 percent for the quarter, and for the time period the brick-and-mortar stores were closed, e-commerce sales increased over 350 percent
•	As of May 2, 2020, cash and cash equivalents were $13.1 million and no cash borrowings were outstanding on the Company’s recently amended $100 million line of credit

“Our customers and the entire organization were challenged during the first fiscal quarter of 2020 as, together, we navigated uncharted waters as the COVID-19 virus engulfed the country in mid-March. In this trying time, the commitment and dedication of our team really shined through, and I could not be prouder. We continued to serve our loyal customers through our e-commerce platform, which resulted in triple-digit sales increases, while at the same time, we made swift decisions to ensure we mitigated the impact of this global pandemic on our business,” commented Cliff Sifford, Shoe Carnival’s Vice Chairman and Chief Executive Officer.

“We are thrilled that, as of late-April, we are once again serving our customers in-person at our stores. As of today, we have successfully re-opened over 80 percent of our stores, which are delivering sales above our expectations. While many unknowns remain, we are taking the necessary steps to ensure we are well-positioned to address our customers’ summer footwear needs. These are unprecedented times, but Shoe Carnival’s customer-centric culture, dedicated workforce, brand strength and business model resilience will enable us to emerge stronger as a leader in the family footwear segment.”

First Quarter Financial Results

The Company reported net sales of $147.5 million for the first quarter of fiscal 2020, a 41.9 percent decrease compared to net sales of $253.8 million for the first quarter of fiscal 2019. The decrease resulted from substantially all stores being closed for approximately 50 percent of the quarter, offset by increased e-commerce sales.

Gross profit margin for the first quarter of fiscal 2020 decreased to 21.3 percent compared to 29.6 percent in the first quarter of fiscal 2019. Merchandise margin decreased 1.9 percent and buying, distribution and occupancy expenses, which are generally fixed costs, increased 6.4 percent as a percentage of net sales compared to the first quarter of fiscal 2019.  The decrease in merchandise margin was primarily due to higher shipping costs associated with e-commerce sales.  The increase in buying, distribution and occupancy costs as a percentage of sales was primarily due to the deleveraging effect of lower sales.

Selling, general and administrative expenses for the first quarter of fiscal 2020 decreased $4.8 million to $54.7 million. As a percentage of net sales, these expenses increased to 37.1 percent compared to 23.4 percent in the first quarter of fiscal 2019 primarily due to the deleveraging effect of lower sales. The decrease in selling, general and administrative expenses was primarily due to lower wages and the recording of an employee retention payroll tax credit authorized by the CARES Act offsetting wages paid to employees while they were not working.  Expenses were also lower in the quarter due to market return volatility associated with the Company’s deferred compensation plans.  The decrease was partially offset by impairments of long-lived assets recorded on seven stores during the first quarter of fiscal 2020.

Net loss for the first quarter of fiscal 2020 was $16.2 million, or a loss of $1.16 per diluted share. For the first quarter of fiscal 2019, the Company reported net income of $13.9 million, or $0.91 per diluted share. Included in the first quarter of fiscal 2019 was a tax benefit of approximately $1.9 million, or $0.13 per diluted share, associated with the vesting of equity-based compensation.

Business Update – COVID-19

As the Company implemented its response to the impact of COVID-19, the primary focus has been on the well-being of its employees, customers and the communities Shoe Carnival serves.  During the first quarter, the following actions were implemented to mitigate the financial impact of the pandemic and ensure the safety of Shoe Carnival employees and customers:

•	Closed all stores effective March 19, 2020 to prevent the spread of the virus and align with guidance from health officials
•

Began re-opening stores in late-April, and by May 5, 2020, over 50 percent of stores were re-opened in states where stay-at-home orders were relaxed or cancelled.  As of May 20, 2020, 318 stores are open, which represents 82 percent of store locations. Pending any government changes, the Company expects to have over 95 percent of stores open by the second week of June.

•	Maintained the Company’s store base as shipping points for e-commerce sales; e-commerce traffic and conversion significantly increased in the quarter
•	Implemented a new pay option to allow e-commerce customers to pay for merchandise over time
•

Undertook measures to ensure stores were supplied with personal protective equipment (PPE), intensified cleaning and sanitation procedures and prominently displayed signage to reinforce social distancing and hygiene

•	Reduced non-essential corporate spending
•	Exercised the accordion feature in the Company’s credit agreement, which increased the capacity of the line of credit from $50 million to $100 million

•	Assessed potential benefits of the CARES Act, including recording approximately $2 million of credits associated with an employee retention payroll tax credit in the first fiscal quarter of 2020
•	No employees were furloughed during the quarter
•

Temporarily reduced the base salaries of the Company’s executives and other senior members of the management team and the annual cash retainer fee of the Board of Directors and delayed the implementation of wage increases for certain employees

•	Temporarily suspended the repurchase of common stock as a part of the Company’s share repurchase program
•	Worked with supply chain partners to reduce inventories and extend credit terms
•	Negotiated modified lease terms including the deferral of certain lease payments
•	Deferred non-essential capital projects
•	Postponed marketing activities for brick-and-mortar stores and evaluated promotional activities
•	Implemented a temporary freeze on company hiring efforts

As stores have re-opened, the Company has experienced higher conversion ratios and higher per unit transactions, offset by reduced traffic. Generally, sales have been better than the original plan set for fiscal 2020 for those stores that are open, with some stores exceeding plan and some stores showing declines. E-commerce sales continue to trend higher than in the prior year and the original plan for fiscal 2020; however, some tapering of this increase is anticipated.

Fiscal 2020 Earnings Outlook

The impacts of the COVID-19 pandemic are expected to continue as the Company’s operations and supply chains, economic conditions and consumer spending adapt to the impacts of COVID-19 being present where the Company operates, procures merchandise and raises capital.  Considerable uncertainty exists regarding how this pandemic may affect sales and operations for the remainder of the fiscal year. As a result, the Company is not providing guidance for fiscal year 2020.

Store Openings and Closings

No new stores were opened in the first quarter of fiscal 2020 and two stores were closed.  The Company expects to open four stores and close seven to ten stores during fiscal 2020 compared to one store opening and six store closings in fiscal 2019.

Share Repurchase Program

As of May 2, 2020, the Company had $43.1 million available for future repurchases under its share repurchase program. The Company does not anticipate repurchasing any shares in fiscal 2020 but will continue to reevaluate further share repurchases on an ongoing basis.

Conference Call

Today, at 4:30 p.m. Eastern Time, the Company will host a conference call to discuss the first quarter results. Participants can listen to the live webcast of the call by visiting Shoe Carnival's Investors webpage at www.shoecarnival.com. While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors. A replay of the webcast will be available on the Company’s website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

Annual Shareholder Meeting

As previously announced, the Company will hold its Annual Meeting of Shareholders at 9:00 a.m. Central Daylight Time on June 11, 2020 at its corporate headquarters located at 7500 East Columbia Street,

Evansville, Indiana.  The Company is actively monitoring COVID-19 developments and is sensitive to the public health and travel concerns shareholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold the annual meeting in person or at the scheduled date, time or location, the Company will announce alternative arrangements for the meeting via a press release as promptly as practicable, which may include holding the meeting solely by means of remote communication in a virtual meeting format.

About Shoe Carnival

Shoe Carnival, Inc. is one of the nation’s largest family footwear retailers, offering a broad assortment of moderately priced dress, casual and athletic footwear for men, women and children with emphasis on national name brands. As of May 20, 2020, the Company operates 390 stores in 35 states and Puerto Rico, and offers online shopping at www.shoecarnival.com.  Headquartered in Evansville, IN, Shoe Carnival trades on The Nasdaq Stock Market, LLC under the symbol SCVL. Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

Contact Information

Cliff Sifford

Vice Chairman and Chief Executive Officer, or

W. Kerry Jackson

Senior Executive Vice President, Chief Financial and Administrative Officer and Treasurer

7500 East Columbia Street

Evansville, IN 47715

www.shoecarnival.com

(812) 867-6471

Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties, including, but not limited to, statements regarding the timing of the re-opening of our stores, customer traffic, conversion rates and sales (including e-commerce traffic, conversion rates and sales) after re-opening, the PPE installed at our stores, and other statements regarding the impact of COVID-19 on our operations. A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to: the duration and spread of the COVID-19 outbreak, mitigating efforts deployed by government agencies and the public at large, and the overall impact from such outbreak on the operations of our stores, economic conditions, financial market volatility, consumer spending and our supply chain and distribution processes; general economic conditions in the areas of the continental United States in which our stores are located and the impact of the ongoing economic crisis in Puerto Rico on sales at, and cash flows of, our stores located in Puerto Rico; the effects and duration of economic downturns and unemployment rates; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to generate increased sales at our stores; our ability to successfully navigate the increasing use of online retailers for fashion purchases and the impact on traffic and transactions in our physical stores; the success of the open-air shopping centers where our stores are located and its impact on our ability to attract customers to our stores; our ability to attract customers to our e-commerce website and to successfully grow our e-commerce sales; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; our ability to control costs and meet our labor needs in a rising wage environment; changes in the political and economic environments in, the status of trade relations with, and the impact of changes in trade policies and tariffs impacting, China and other countries which are the major manufacturers of footwear; the impact of competition and pricing; our ability to successfully manage and execute our marketing initiatives and maintain positive brand perception and recognition; our ability to successfully manage our current real estate portfolio and leasing obligations; changes in weather, including patterns impacted by climate change; changes in consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations; the effectiveness of our inventory management; the impact of natural disasters, other public health crises, political crises and other catastrophic events on our stores and our suppliers, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; the impact of unauthorized disclosure or misuse of personal and confidential information about our customers, vendors and employees, including as a result of a cyber-security breach; our ability to manage our third-party vendor relationships; our ability to successfully execute our business strategy, including the availability of desirable store locations at acceptable lease terms, our ability to open new stores in a timely and profitable manner, including our entry into major new markets, and the availability of sufficient funds to implement our business plans; higher than anticipated costs associated with the closing of underperforming stores; the inability of manufacturers to deliver products in a timely manner; the impact of regulatory changes in the United States and the countries where our manufacturers are located; the resolution of litigation or regulatory proceedings in which we are or may become involved; continued volatility and disruption in the capital and credit markets; and future stock repurchases under our stock repurchase program and future dividend payments; and other factors described in the Company’s SEC filings, including the Company’s latest Annual Report on Form 10-K.

In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “pro forma,” “anticipates,” “intends” or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Thirteen	Thirteen
	Weeks Ended	Weeks Ended
	May 2, 2020	May 4, 2019
Net sales	$147,495	$253,810
Cost of sales (including buying, distribution and occupancy costs)	116,031	178,670
Gross profit	31,464	75,140
Selling, general and administrative expenses	54,725	59,532
Operating (loss)/income	(23,261)	15,608
Interest income	(89)	(331)
Interest expense	56	36
(Loss)/income before income taxes	(23,228)	15,903
Income tax (benefit)/expense	(7,038)	2,030
Net (loss)/income	$(16,190)	$13,873
Net (loss)/income per share:
Basic	$(1.16)	$0.95
Diluted	$(1.16)	$0.91
Weighted average shares:
Basic	13,992	14,612
Diluted	13,992	15,192

Cash dividends declared per share	$0.085	$0.080

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

(Unaudited)

	May 2,	February 1,	May 4,
	2020	2020	2019
ASSETS
Current Assets:
Cash and cash equivalents	$13,084	$61,899	$21,616
Accounts receivable	6,316	2,724	2,003
Merchandise inventories	303,988	259,495	289,356
Other	14,186	5,529	9,769
Total Current Assets	337,574	329,647	322,744
Property and equipment – net	64,928	67,781	72,313
Deferred income taxes	7,249	7,833	8,159
Other noncurrent assets	9,454	8,106	760
Operating lease right-of-use assets	210,345	215,007	224,642
Total Assets	$629,550	$628,374	$628,618

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$90,040	$60,665	$56,488
Accrued and other liabilities	12,517	18,695	17,611
Current portion of operating lease liabilities	49,078	43,146	47,089
Total Current Liabilities	151,635	122,506	121,188
Long-term portion of operating lease liabilities	184,896	194,108	202,517
Deferred compensation	12,646	13,345	13,386
Other	915	1,052	24
Total Liabilities	350,092	331,011	337,115
Total Shareholders’ Equity	279,458	297,363	291,503
Total Liabilities and Shareholders’ Equity	$629,550	$628,374	$628,618

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

(Unaudited)

	Thirteen	Thirteen
	Weeks Ended	Weeks Ended
	May 2, 2020	May 4, 2019
Cash Flows From Operating Activities
Net (loss)/income	$(16,190)	$13,873
Adjustments to reconcile net (loss)/income to net cash used in operating activities:
Depreciation and amortization	3,831	4,277
Stock-based compensation	1,054	1,958
Loss on retirement and impairment of assets, net	2,089	164
Deferred income taxes	584	1,463
Non-cash operating lease expense	10,250	10,993
Other	(1,065)	1,278
Changes in operating assets and liabilities:
Accounts receivable	(3,592)	(783)
Merchandise inventories	(44,493)	(31,817)
Operating lease liabilities	(8,881)	(11,853)
Accounts payable and accrued liabilities	23,508	4,011
Other	(9,958)	(2,878)
Net cash used in operating activities	(42,863)	(9,314)

Cash Flows From Investing Activities
Purchases of property and equipment	(3,189)	(9,199)
Other proceeds	194	3
Net cash used in investing activities	(2,995)	(9,196)

Cash Flow From Financing Activities
Borrowings under line of credit	8,691	0
Payments on line of credit	(8,691)	0
Proceeds from issuance of stock	63	63
Dividends paid	(1,320)	(2,006)
Purchase of common stock for treasury	0	(14,012)
Shares surrendered by employees to pay taxes on restricted stock	(1,700)	(10,940)
Net cash used in financing activities	(2,957)	(26,895)
Net decrease in cash and cash equivalents	(48,815)	(45,405)
Cash and cash equivalents at beginning of period	61,899	67,021
Cash and cash equivalents at end of period	$13,084	$21,616